                                                                   EXHIBIT 10.21



                                  AirClic Inc.
                             512 Township Line Road
                              Building 5, Suite 200
                               Blue Bell, PA 19422



June 21, 2001

NeoMedia Technologies, Inc.
Ft. Myers, FL

Attention:  Charles A. Fritz
Re:      Proposed Transaction with AirClic Inc.

Dear Chas:

         I am pleased to submit the following proposed strategic transaction between AirClic and NeoMedia. We believe this transaction provides an opportunity to realize significant economies of scale and, at the same time, add the needed clarity in the marketplace to facilitate the adoption of industry standards.

         We are proposing a structure and arrangement that clarifies the intellectual property landscape and the ability for all players in the global industry to efficiently obtain licensing rights to important intellectual property owned by NeoMedia and AirClic. Notwithstanding the foregoing, we understand that each party currently believes that it has sufficient intellectual property rights to conduct its current businesses.

         We have also proposed within NeoMedia an application keyed to UPCs that will ideally be positioned to become the U.S. and potentially global standard, validating NeoMedia's strategy to date. In turn, AirClic would be able to more closely focus on enhancing its infrastructure capabilities and the sale of Scanlets and enabling technology globally, and thereby become recognized as the global platform for switching services.

         As we have discussed, in the absence of clear standards, this new industry in which we are each dependent and have each committed substantial investments may not develop until the distant future, if at all.

The Transaction

         The principal business aspects of the proposed transaction are set forth on the Memorandum of Terms attached as Exhibit A hereto. All references herein to this letter shall also include Exhibit A.

Definitive Agreements

         Upon the execution of this letter, we will commence with the preparation of definitive agreements to document the proposed transaction. These agreements will contain such conditions, representations and warranties, indemnities and covenants as are typical of transactions of this type. Each of us will use our respective best efforts to consummate the transactions contemplated by this letter as promptly as practicable.

                                    Diligence

         Upon execution of this letter, each party will commence its business and legal due diligence investigation and seek to conclude its investigation as quickly and efficiently as possible. During this due diligence period, AirClic and NeoMedia will meet to (a) develop a Qode/Connect2 business model acceptable to each party, which will include the related ongoing capital requirements associated with this business model, and (b) assess international joint venture/franchise opportunities for the global switching business.

         In order to facilitate the completion of due diligence, each party will provide the management, advisors and other representatives of the other party reasonable access to all of its facilities, books and records, and other documents, and will make its key employees available for discussion.

Professional fees

         Each of us shall pay our own fees and expenses that are incurred in connection with this proposed transaction, including all fees and expenses incurred by our respective accountants, lawyers and other advisors.

                                 Confidentiality

         Neither of us will make any statements to the public concerning the proposed transaction without the prior written consent of the other. The parties will use their best efforts to jointly prepare and issue a joint press release announcing the execution of this letter no later than June 27, 2001.

Non-Disclosure Agreement

         Each of us recognizes and agrees that nothing contained herein shall in any manner affect the Non-Disclosure Agreement previously executed by the parties.

Exclusivity

         From and after the date hereof until the earlier of (a) the 60th day following the date this letter agreement is accepted by NeoMedia, or (b) the date the parties hereto have entered into definitive documentation concerning the transactions contemplated by this letter agreement (the "Exclusivity Period"), without the prior written consent of AirClic, NeoMedia shall not, and shall not authorize or permit any of its officers, directors, employees or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by NeoMedia or acting on behalf of NeoMedia to, directly or indirectly, (a) solicit, initiate, or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (b) participate in any discussions or negotiations regarding an Acquisition Proposal.

         NeoMedia shall promptly, but in any event within 24 hours of receipt thereof, (a) advise AirClic orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including, without limitation, any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the party making such request, Acquisition Proposal or inquiry, (b) keep AirClic fully informed of the status and details of such request, Acquisition Proposal or Inquiry, and (c) give AirClic at least five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any party making such request, Acquisition Proposal or inquiry.

         For purposes of this letter agreement, an "Acquisition Proposal" shall mean a proposal (other than pursuant to this letter or the transactions contemplated hereby) for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NeoMedia, (b) any transaction or series of transactions resulting in a purchase or sale in any manner of all or a significant portion of the assets of NeoMedia, (c) any purchase or sale in any manner of any equity interest in NeoMedia of greater than 30% of NeoMedia's then outstanding common stock (including any securities convertible into common stock and other than with respect to the exercise of currently outstanding employee stock options or warrants), or (d) any tender offer by a third party is commenced for more than 30% of NeoMedia's then outstanding common stock (including any securities convertible into common stock).

         In addition, the parties hereto agree that in the event that the parties hereto enter into definitive documentation concerning the transactions contemplated by this letter agreement, such definitive documentation shall include such provisions as the parties hereto mutually agree are necessary or advisable to provide NeoMedia's Board of Directors with the flexibility necessary to satisfy their fiduciary duties to NeoMedia's stockholders under applicable law.

Non-binding nature of this letter

         Each of us acknowledges that we could have opted to make this a legally "binding" letter of intent with respect to all of the subject matter contained herein. Instead, we have determined that this letter will serve only as a guide to the negotiation and preparation of the definitive agreements. It is further understood that this proposal merely constitutes a statement of our present mutual intentions with respect to the proposed transaction and does not contain all matters upon which agreements must be reached in order for the transaction to be completed. With the exception of the agreements contained herein under the paragraph headings "Professional Fees," "Confidentiality," "Non-Disclosure Agreement," "Exclusivity" and "Non-binding nature of this letter", as to which each of us intends to be legally bound, neither of us shall be bound to the other in the absence of an executed definitive agreement.

         If the foregoing proposal meets with your approval, please date, sign and return the enclosed copy of this letter.

Sincerely,

/s/ Phillip Riese
Chief Executive Officer

Agreed and accepted this 21st day of June 2001.

NeoMedia Technologies, Inc.


By:  /s/ Charles W. Fritz
        Charles W. Fritz
        Chairman and Chief Executive Officer


                                       3